EXHIBIT 8.1

November 1, 2006	Mayer, Brown, Rowe & Maw LLP
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Chicago, Illinois 60606-4637

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BAS Securitization LLC	www.mayerbrownrowe.com
Hearst Tower
214 North Tryon Street
NC1-027-21-04
Charlotte, NC 28255

Re:	BAS Securitization LLC Registration Statement No. 333-130613
Ladies and Gentlemen:
     We have acted as special tax counsel to BAS Securitization LLC (the “Seller”) and Bank of America, National Association in connection with the offering of notes (the “Notes”) described in the preliminary prospectus supplement dated November 1, 2006 (the “Preliminary Prospectus Supplement”) and base prospectus dated November 1, 2006 (the “Base Prospectus”; and collectively with the Preliminary Prospectus Supplement, the “Preliminary Prospectus”) which have been filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”). As described in the Preliminary Prospectus, the Notes will be issued by Banc of America Securities Auto Trust 2006-G1, (the “Issuer”) a trust formed by the Seller pursuant to a trust agreement (the “Trust Agreement”) between the Seller and Wilmington Trust Company, as owner trustee. The Notes will be issued pursuant to an Indenture (the “Indenture”) between the Issuer and U.S. Bank National Association, as indenture trustee (the “Indenture Trustee”). Capitalized terms used herein without definition herein have the meanings set forth in Appendix A to the Sale Agreement between the Seller and the Issuer.
     In that connection, we generally are familiar with the proceedings required to be taken in connection with the proposed authorization and issuance of the Notes and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including the Preliminary Prospectus, the Trust Agreement and the forms of the Indenture and other documents prepared in connection with the issuance of the Notes (collectively, the “Operative Documents”).
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BAS Securitization LLC
November 1, 2006

     The opinion set forth herein is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinions may not be taken by the IRS.
     Based on the foregoing and assuming that the Operative Documents with respect to the Notes are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the transaction documents in fact occur in accordance with the terms thereof, we are of the opinion that the statements, to the extent that they constitute matters of law or legal conclusions with respect thereto relating to United States federal tax matters, set forth in the Preliminary Prospectus Supplement under the headings “Summary—Tax Status” and “Material Federal Income Tax Consequences” and in the Base Prospectus under “Material Federal Income Tax Consequences”, which statements have been prepared by us, are correct in all material respects, and we hereby confirm and adopt the opinions set forth therein.
     We know that we are referred to under the captions referred to above included in the Preliminary Prospectus, and we hereby consent to the use of our name therein and to use of this opinion for filing of this opinion as Exhibit 8.1 to a Form 8-K filed in connection therewith, without admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the above-captioned registration statement or the Preliminary Prospectus.
Respectfully submitted,
/s/ Mayer, Brown, Rowe & Maw LLP
Mayer, Brown, Rowe & Maw LLP